                                  EXHIBIT 3B



                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT made as of the 11th day of April, 1997, by and between BUFFTON CORPORATION, a Delaware corporation (EMPLOYER"), and JEAN-CLAUDE MATHOT (hereinafter called the "EMPLOYEE").

                             W I T N E S S E T H :
                             -------------------

     WHEREAS, the EMPLOYER wishes to employ EMPLOYEE, and EMPLOYEE wishes to accept such employment on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

     1.   Employment.  The EMPLOYER hereby employs EMPLOYEE, and EMPLOYEE hereby
          ----------
accepts employment with EMPLOYER currently as President and Chief Operating Officer of EMPLOYER, on the terms and conditions herein contained. EMPLOYEE shall initially report to the Chief Executive Officer of EMPLOYER. The titles, powers and the person to whom EMPLOYEE reports may be, from time to time, changed and/or determined by the Board of Directors or Chief Executive Officer of EMPLOYER; provided, however, EMPLOYEE'S duties and responsibilities shall at all times include those customarily performed by a President and Chief Operating Officer of a company comparable to EMPLOYER (the "Specific Duties"). EMPLOYEE agrees to fully and faithfully perform the Specific Duties and such additional duties and responsibilities as might be assigned and delegated to EMPLOYEE from time to time by the Chief Executive Officer or Board of Directors of EMPLOYER, for so long as this Agreement is in effect.

      2.  Term of Employment Agreement.  The term of this Agreement shall be for
          ----------------------------
an indefinite period  beginning April 11, 1997 (the "Employment Agreement
Term").

     3.   Compensation.
          ------------

          A.   Salary. For all services rendered by EMPLOYEE under this
               ------
Agreement, EMPLOYER shall pay to EMPLOYEE a fixed annual gross salary of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), subject to deductions and withholding mandated by law, payable in installments according to the then prevailing payroll practices of the EMPLOYER with respect to its employees. The Board of Directors of EMPLOYER may from time to time grant EMPLOYEE compensation in excess of the salary set forth hereinabove; provided, however, EMPLOYER'S contractual obligation to pay salary to EMPLOYEE under this Agreement shall be the fixed annual gross salary specified in this Paragraph 3.A, plus any such approved increases in salary.

          B.   Benefits. EMPLOYEE, through the effective date of a termination
               --------
of this Agreement, shall be entitled to participate in all present and future employee benefit plans, policies and programs that are available generally to EMPLOYER'S full-time employees and senior executives.

          C.   Bonus.  EMPLOYER shall adopt a bonus plan for each fiscal year
               -----
during the Employment Agreement Term covering EMPLOYER'S employees, and EMPLOYEE shall be paid on or before December 31, of each year during the Employment Agreement Term the bonuses established for EMPLOYEE in such bonus plan.

          D.   Restricted Stock Grants. The Board of Directors of EMPLOYER may,
               -----------------------
in its sole discretion, grant restricted stock bonuses to EMPLOYEE from time to time, in such amounts as the Board of Directors may determine.

     4.   Reimbursement for Expenses. EMPLOYER shall reimburse EMPLOYEE for all
          --------------------------
reasonable and necessary expenses incurred by EMPLOYEE in the performance of EMPLOYEE'S duties contemplated hereby.

     5.   Vacations.  For so long as this Agreement is in effect, EMPLOYEE shall
          ---------
receive twenty business days paid vacation each fiscal year beginning with October 1, 1997. Such twenty business days paid vacation shall be deemed earned for a given fiscal year on October 1 of each year. Any earned vacation not taken by EMPLOYEE prior to September 30 of each fiscal year shall lapse. Upon a termination of this Agreement for any reason, except for cause (other than for cause following a Change in Control as hereinafter defined), EMPLOYEE shall be entitled to receive the sum of $ 410.96 for each business day of earned but untaken vacation days remaining for the then current fiscal year of termination of this Agreement, payable in accordance with the terms of this Agreement.

      6.  Location of Services.  It is understood that the EMPLOYER presently
          --------------------
expects to maintain its principal place of business in the Dallas/Fort Worth Metroplex area, but that EMPLOYEE is not required to locate in this area. EMPLOYEE will spend as much time at the principal place of business as may be requested by the Chief Executive Officer, which requests will not be for an amount of time in excess of three weeks per month.

     7.   Termination.
          -----------

          A.   Without Cause.  Notwithstanding the Employment Agreement Term,
               -------------
EMPLOYER shall have the right to terminate this Agreement without cause upon sixty (60) days written notice to

EMPLOYEE to such effect, with such termination to be effective upon the expiration of such sixty (60) day notice period. Upon a termination of this Agreement without cause pursuant to this provision, the noncompetition provisions set forth in Section 8 hereof shall terminate, and EMPLOYEE shall be entitled to receive (i) any bonuses accrued through the effective date of a termination of the Agreement by EMPLOYEE pursuant to the terms of the bonus plan referenced in Paragraph 3.C. hereof, (ii) any earned but untaken vacation under the terms and conditions of Paragraph 5 hereof, and (iii) $150,000 which amount shall be paid to EMPLOYEE in one lump sum (with both such bonuses, salary and vacation being payable in full on the effective date of such termination of this Agreement). Upon a termination by EMPLOYER without cause, EMPLOYER agrees to purchase from EMPLOYEE, at the request of EMPLOYEE, any and all shares of stock of EMPLOYER owned by EMPLOYEE as of the date of the termination, with the purchase price to be equal to the greater of EMPLOYEE'S cost of said shares or the fair market value of said shares as reported in the Wall Street Journal on the date of termination. EMPLOYEE shall notify EMPLOYER of EMPLOYEE'S desire to sell EMPLOYEE'S shares of EMPLOYER to EMPLOYER within thirty (30) days of the effective date of termination without cause by delivering written notice to EMPLOYER to such effect. Said notice must be received by EMPLOYER and such receipt acknowledged by EMPLOYER. If EMPLOYEE fails to deliver said notice to EMPLOYER, EMPLOYER shall have no obligation to purchase any of its shares from EMPLOYEE. EMPLOYEE shall have no duty to mitigate, nor shall any sums earned by EMPLOYEE from other sources after a termination of this Agreement pursuant to this provision be credited or offset against any sums due to EMPLOYEE.

          B.   With Cause.  EMPLOYER shall have the right to terminate this
               ----------
Agreement at any time for cause, upon written notice to EMPLOYEE to such effect, with such termination to be effective upon delivery of such notice to EMPLOYEE. Upon a termination of this Agreement pursuant to this provision, EMPLOYEE shall be entitled to receive only such salary payable through the effective date of termination, payable in full on the effective date of such termination of this Agreement. For purposes of this provision, the term "for cause" shall mean (a) the failure or refusal to perform diligently the duties of EMPLOYEE's employment after written notice of such failure or refusal and a reasonable opportunity to remedy such has been provided, (b) the conviction of an offense involving moral turpitude which, in the judgment of the Board of Directors of EMPLOYER might bring discredit on EMPLOYER.

          C.   Disability.  If, as a result of EMPLOYEE'S incapacity due to
               ----------
physical or mental illness, EMPLOYEE shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written notice of intention to termination of this Agreement is given by EMPLOYER (which may occur thirty days before or at any time after the end of such six month period) EMPLOYEE shall not have returned to the performance of his duties hereunder on a full-time basis, this Agreement shall terminate effective upon the expiration of the thirty (30) day notice period. Upon a termination of this Agreement pursuant to this provision, EMPLOYEE shall be entitled to receive (i) any bonuses accrued through the effective date of a termination of the Agreement by EMPLOYEE pursuant to the terms of the bonus plan referenced in Paragraph 3.C. hereof, (ii) any earned but untaken vacation under the terms and conditions of Paragraph 5 hereof, and
(iii) $150,000 which amount shall be paid to EMPLOYEE in one lump sum (with both such bonuses, salary and vacation being payable in full on the effective date of such termination of this Agreement). If EMPLOYEE shall receive any disability payments from any insurance policies provided by EMPLOYER, the payments by EMPLOYER to EMPLOYEE during any period of disability shall be reduced by the amount of disability payments received by EMPLOYEE under any such insurance policy or policies.

          D.   Death.  In the event of the death of EMPLOYEE, this Agreement
               -----
shall terminate effective upon the date of death, and EMPLOYEE'S estate shall be entitled to receive (i) any bonuses accrued through the effective date of a termination of the Agreement by EMPLOYEE pursuant to the terms of the bonus plan referenced in Paragraph 3.C. hereof, (ii) any earned but untaken vacation under the terms and conditions of Paragraph 5 hereof, and (iii) $150,000 which amount shall be paid to EMPLOYEE in one lump sum (with both such bonuses, salary and vacation being payable in full on the effective date of such termination of this Agreement).

          E.   By EMPLOYEE.   EMPLOYEE shall have the right to terminate this
               -----------
Agreement upon sixty (60) days written notice to EMPLOYER to such effect, with such termination to be effective upon the expiration of such sixty (60) day notice period. Upon a termination of this Agreement by EMPLOYEE pursuant to this provision, EMPLOYEE shall be entitled to receive (i) any bonuses accrued by EMPLOYEE pursuant to the terms of the bonus plan referenced in Paragraph 3.C. hereof through the effective date of a termination of this Agreement, (ii) any earned but untaken vacation under the terms and conditions of Paragraph 5 hereof, and (iii) such salary payable through the effective date of such termination, all payable in full on the effective date of such termination of this Agreement, unless such termination occurs within twenty-four (24) months following a Change in Control as defined in Paragraph 7.F. hereof, and then EMPLOYEE shall additionally be entitled to receive the compensation described in Paragraph 7.F. hereof and any earned but untaken vacation pursuant to Paragraph 5 hereof.

          If EMPLOYEE terminates this Agreement prior to the first annual anniversary hereof, EMPLOYER shall be entitled to purchase from EMPLOYEE (a) all of the Buffton Common Stock (the "Section 11 Stock") purchased by EMPLOYEE pursuant to Section 11 of the Stock Exchange Agreement dated as of April 11, 1997 between EMPLOYER, EMPLOYEE and the other stockholder of Hotels of

Distinction, Inc., a Florida corporation, (the "Stock Exchange Agreement") and still owned by EMPLOYEE on the termination date, (b) EMPLOYEE's 120,000 shares of Buffton Common Stock (the "Exchange Stock") which EMPLOYEE received for his Hotels of Distinction, Inc. Common Stock pursuant to Section 1 of the Stock Exchange Agreement and still owned by Employee on the termination date, (c) the Non Qualified Stock Option Agreement of even date herewith between EMPLOYER and EMPLOYEE pursuant to which EMPLOYER granted EMPLOYEE an option to purchase 250,000 shares of Buffton Common Stock, and all rights and benefits of EMPLOYEE thereunder (the "Stock Options") and (d) all Buffton Common Stock purchased by EMPLOYEE by exercise of all or a part of the Stock Options (the "Exercised Option Stock") and still owned by EMPLOYEE on the termination date. The aggregate purchase price payable by EMPLOYER for the Section 11 Stock, the Exchange Stock, the Stock Options and the Exercised Option Stock purchased pursuant to the foregoing sentence will be the sum of (1) the average price per share paid by EMPLOYEE for the Section 11 Stock times the number of shares of
Section 11 Stock sold to EMPLOYER pursuant to the foregoing, (2) 50% of the market value of a freely tradeable share of Buffton Common Stock on the termination date times the number of shares of Exchange Stock sold to EMPLOYER pursuant to the foregoing and (3) the price paid by EMPLOYEE for the Exercised Option Stock sold to EMPLOYER pursuant to the foregoing.

          F.   Termination Following a Change in Control.  If within twenty-four
               -----------------------------------------
(24) months after a Change in Control (as hereinafter defined), EMPLOYEE shall voluntarily terminate this Agreement, or this Agreement is terminated by EMPLOYER without cause, EMPLOYEE shall be entitled to receive (i) any earned but untaken vacation pursuant to the terms and conditions of Paragraph 5 hereof; and
(ii) $450,000.

      Upon a termination by EMPLOYER within twenty-four months after a Change in Control (as hereinafter defined), EMPLOYER agrees to purchase from EMPLOYEE, at the request of EMPLOYEE, any and all shares of stock of EMPLOYER owned by EMPLOYEE as of the date of the termination, with the purchase price to be equal to the greater of EMPLOYEE'S cost of said shares or the fair market value of said shares as reported in the Wall Street Journal on the date of the Change in Control (as hereinafter defined). EMPLOYEE shall notify EMPLOYER of EMPLOYEE'S desire to sell EMPLOYEE'S shares of EMPLOYER to EMPLOYER within thirty (30) days of the effective date of termination without cause by delivering written notice to EMPLOYER to such effect. Said notice must be received by EMPLOYER and such receipt acknowledged by EMPLOYER. If EMPLOYEE fails to deliver said notice to EMPLOYER, EMPLOYER shall have no obligation to purchase any of its shares from EMPLOYEE.

       EMPLOYEE shall have no duty to mitigate, nor shall any sums earned by EMPLOYEE from other sources after a termination of this Agreement pursuant to this provision be credited or offset against any sums due to EMPLOYEE.

     It is the intention of EMPLOYER and EMPLOYEE that EMPLOYEE not be paid an amount which would be deemed an "excess parachute payment" under Section 280G of the Code, and accordingly, the amounts payable pursuant to this provision shall be reduced in an amount necessary to eliminate the payment of any excess parachute payment. The amounts payable pursuant to this provision shall be paid in a lump sum within fifteen (15) days following the effective date of termination of employment. If within twenty-four (24) months after a Change in Control (as hereinafter defined) EMPLOYER terminates this Agreement without cause, EMPLOYEE'S duties, obligations, covenants, and promises contained in Paragraphs 8, 9, and 10 hereof shall terminate and have no further effect.

          For the purposes of this Agreement, a "Change in Control" shall be deemed to have occurred upon any of the following events:

               (i) the acquisition directly or indirectly, by any person (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than EMPLOYER or any of its subsidiaries or any employee benefit plan maintained by EMPLOYER or any such subsidiary, of beneficial ownership of securities of EMPLOYER representing fifteen percent (15%) or more of the combined voting power of EMPLOYER'S then outstanding securities (with the terms used herein and in Sections 13(d) and/or 14(d) of the Securities Exchange Act of 1934, as amended, having the meanings of such terms in such Sections);

               (ii) if the stockholders of EMPLOYER approve a merger or consolidation, a sale or disposition of all or substantially all of EMPLOYER'S assets or a plan of liquidation or dissolution of EMPLOYER;

               (iii) the election during any period of twenty-four (24) months or less of a member or members of EMPLOYER'S Board of Directors without the approval of the election or nomination for election of such new member or members by a majority of the members of the Board who were members at the beginning of the period, or members of the Board thereafter recommended to succeed such original members (or their successors hereunder) by a majority of the members of the Board who were members at the beginning of the period (or their successors hereunder); or

               (iv) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than EMPLOYER, any of its subsidiaries or any employee benefit plan maintained by EMPLOYER or any such subsidiary, makes a tender or exchange offer for any shares of EMPLOYER'S outstanding voting securities at any point in time, pursuant to which any such shares are purchased.

          Unless the Continuing Board of Directors of EMPLOYER (as hereinafter defined) determines that the happening of any of the foregoing events in a particular case should not be deemed a Change in Control. The "Continuing Board of Directors of EMPLOYER" shall mean (i) the members of EMPLOYER'S Board of Directors in office immediately prior to the Change in Control, excluding any who initiate a Change in Control or are affiliated with one who initiates a Change in Control, and (ii) any subsequent directors who may be selected, nominated or approved by a majority of the other Continuing Board of Directors of EMPLOYER.

          It is specifically agreed by EMPLOYER and EMPLOYEE that a sale of all or a part of the stock or assets of EMPLOYER, that has been approved by the Continuing Board of Directors of EMPLOYER, shall not be deemed a Change in Control for purposes of this Agreement.

          G.   Failure to Close on Sale of Current Technology.  EMPLOYER has
               ----------------------------------------------
contracted to sell substantially all of the assets of one of its wholly owned subsidiary, Current Technology, Inc, a Delaware corporation, . In the event this sale does not close by August 31, 1997, EMPLOYEE shall have a right to terminate this Agreement effective upon delivery of written notice to EMPLOYER to such effect. In the event EMPLOYEE terminates this Agreement pursuant to the provisions of this Paragraph 7.G., EMPLOYEE'S duties, obligations, covenants, and promises contained in Paragraph 8 hereof shall terminate and EMPLOYER shall havethe option to purchase at the fair market value any and all shares of EMPLOYER owned by EMPLOYEE as of the effective date of the termination by EMPLOYEE pursuant this Paragraph 7.G. Upon a termination of this Agreement pursuant to this provision, EMPLOYEE shall be entitled to receive (i) any bonuses accrued by EMPLOYEE pursuant to the terms of the Bonus Plan referenced in Paragraph 3.C. hereof to the effective date of the termination of this Agreement, (ii) any earned by untaken vacation under the terms and conditions of Paragraph 5 hereof, and (iii) such salary payable pursuant to Paragraph 3.A. hereof accrued to the effective date of the termination of this Agreement.

          H.   Provisions Surviving Termination.  Except as set forth above,
               --------------------------------
notwithstanding a termination of this Agreement, EMPLOYER's obligations to EMPLOYEE pursuant to this Paragraph 7 shall remain in full force and effect, and EMPLOYEE's duties, obligations, covenants and promises contained in Paragraphs 8, 9, 10 and 11 hereof shall remain in full force and effect; and such Paragraphs shall survive a termination of this Agreement and remain fully enforceable by EMPLOYER or EMPLOYEE, as applicable.

     8.   Noncompetition.
          --------------

          A. EMPLOYEE acknowledges that EMPLOYER has agreed to provide him, and he shall receive from the EMPLOYER, special training and knowledge specific to EMPLOYER's business. EMPLOYEE acknowledges that included in the special knowledge received is confidential and proprietary information including the Confidential Information defined in Paragraph 9 below which EMPLOYER invested extensive time and resources in developing and creating . EMPLOYEE acknowledges that this Confidential Information is valuable to EMPLOYER, and therefore, its protection and maintenance constitutes a legitimate interest to be protected by EMPLOYER by the enforcement of this covenant not to compete. Therefore, as an inducement to EMPLOYER to enter into this agreement, to invest time in training and educating EMPLOYEE and to disclose to EMPLOYEE confidential and proprietary information, EMPLOYEE agrees that prior to a termination of this Agreement and for a period of thirty-six months following the effective date of a termination of this Agreement (specifically excluding a termination of this Agreement by EMPLOYER without cause pursuant to Paragraph 7.A. hereof and specifically excluding a termination of this Agreement by EMPLOYEE following a Change in Control, as defined in Paragraph 7.F. hereof), EMPLOYEE will not, directly as a principal (whether individually or in any form of entity) or as an employee or consultant, engage in, consult with or participate in or with, any business reasonably competitive with and within a five mile radius of any hotel or restaurant owned, operated, managed or under construction by EMPLOYER, or any "affiliate", as hereinafter defined, of EMPLOYER, during the Employment Agreement Term or at the time this Agreement is terminated. For purposes of this Agreement, "affiliates" means any person or entity that is directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, EMPLOYER.

          EMPLOYEE represents to EMPLOYER that the enforcement of the restriction contained in this Paragraph 8.A. would not be unduly burdensome to EMPLOYEE and that in order to induce EMPLOYER to pay EMPLOYEE'S compensation during the Employment Agreement Term, to train EMPLOYEE and to divulge Confidential Information to EMPLOYEE, EMPLOYEE further represents and acknowledges that EMPLOYEE is willing and able to compete in other geographical areas not prohibited by this Section 8.A.

          B. EMPLOYEE agrees that a breach or violation by EMPLOYEE of the covenants contained in this Paragraph 8 shall entitle EMPLOYER, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the EMPLOYER may show itself justly entitled including without limitation EMPLOYEE'S forfeiture of any sums then owed to EMPLOYEE pursuant to Paragraph 7 hereof and/or the obligation by EMPLOYEE to repay EMPLOYER for any sums previously paid to EMPLOYEE pursuant to Paragraph 7 hereof.

          C. The representations and covenants contained in this Paragraph 8 on the part of EMPLOYEE will be construed as ancillary to and independent of any other provision of this agreement and the existence of any claim or cause of action of EMPLOYEE against EMPLOYER or any officer or director of EMPLOYER, whether predicated on a disagreement or otherwise, shall not constitute a defense to the enforcement by EMPLOYER of the covenants of EMPLOYEE contained in this Paragraph 8.

          D. The parties to this agreement agree that the limitations contained in this Paragraph 8 with respect to geographic area, duration and scope of activity are reasonable. However, if any court shall determine that the geographic area, duration or scope of activity of any restriction contained in this Paragraph 8 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

     9.   Disclosure of Confidential Information.
          --------------------------------------

          A. EMPLOYEE will disclose to the EMPLOYER all ideas and business plans developed by EMPLOYEE through the effective date of a termination of this Agreement that relate directly to the business of the EMPLOYER.

          B. The EMPLOYEE recognizes and acknowledges that by virtue of EMPLOYEE'S position with EMPLOYER that EMPLOYER will provide EMPLOYEE with access to certain Confidential Information (as hereinafter defined) of the EMPLOYER, and that all such information constitutes valuable, special and unique property of the EMPLOYER that is not generally known or readily ascertainable by independent investigation. The EMPLOYEE agrees that, prior to a termination of this Agreement, and for a period of thirty-six (36) months after the effective date of a termination of this Agreement, EMPLOYEE will not, without the prior written consent of the EMPLOYER, disclose or authorize disclosure or permit anyone under his direction to disclose to anyone not properly entitled thereto any of such Confidential Information. For purposes of this immediately preceding sentence, persons properly entitled to such information shall be the Board of Directors of the EMPLOYER and such officers, employees and agents of the EMPLOYER or any affiliate thereof to whom such information is furnished in the normal course of business under established policies approved by the EMPLOYER. For purpose of this Agreement, the term "Confidential Information" shall mean such information which has been clearly marked or identified as Confidential by EMPLOYER, or any affiliate of EMPLOYER, any documents, contracts, written information, procedural or technical manuals, training manuals, customer lists, customer account analysis, price books, computer files, operating manuals, raw material costing information, product cost information, food recipes, recipe books, concept profiles, accounting papers, work papers, corporate records and any other information which is understood to be of a confidential character and which has not been published or otherwise become a matter of general public knowledge through no fault of EMPLOYEE, all of which is owned or possessed by or relates to the business of EMPLOYER or any affiliate of EMPLOYER. The restrictions on EMPLOYEE set forth herein shall not limit or restrict the protection of any Confidential Information provided to EMPLOYER pursuant to law, but are cumulative to those rights. Further, the restrictions set forth herein shall not be interpreted to grant to EMPLOYEE any right at the expiration of the thirty-six (36) month period to use, disclose or authorize a third party to use any Confidential Information.

          C. The EMPLOYEE further agrees that (i) at all times prior to a termination of this Agreement, and (ii) upon the termination of this Agreement, he will not copy, remove from EMPLOYER'S or any affiliate of EMPLOYER'S premises, take with him or retain, without the prior written authorization of the EMPLOYER, any Confidential Information or any documents or copies thereof belonging to the EMPLOYER or any affiliate of EMPLOYER, or any other information of any kind belonging to the EMPLOYER (collectively "EMPLOYER'S Information). EMPLOYEE represents and warrants that prior to the execution of this Agreement he has returned to EMPLOYER any and all EMPLOYER'S Information which may previously have come into his possession except for EMPLOYER'S Information with respect to which EMPLOYER has consented to EMPLOYEE'S possession thereof. In the event of a breach or threatened breach by the EMPLOYEE of the provisions of this Paragraph 9, the EMPLOYER and the EMPLOYEE agree that the remedy at law available to the EMPLOYER would be inadequate and that the EMPLOYER shall be entitled to an injunction, without the necessity of posting bond therefor, restraining the EMPLOYEE from disclosing, in whole or in part, the Confidential Information. Nothing herein shall be construed as prohibiting the EMPLOYER from pursuing any other remedies, in addition to the injunctive relief available under this Paragraph 9, for such breach or threatened breach, including the recovery of damages from the EMPLOYEE.

     10.  Intellectual Property.  EMPLOYEE hereby assigns to EMPLOYER all of
          ---------------------
EMPLOYEE'S right, titles and interest in and to all patents, formulae, inventions, processes, copyrights, recipes, concepts and concept profiles, proprietary information, trademarks or trade names, or future improvements to patents, formulae, inventions, processes, copyrights, recipes, concepts and concept profiles, proprietary information, trademarks or trade names, developed or completed by the EMPLOYEE, which relate to the business of EMPLOYER, at any time prior to a termination of this Agreement (collectively the "Items); and the Items shall be promptly disclosed to the EMPLOYER, and the EMPLOYEE shall execute such instruments of assignment of the Items to the EMPLOYER as the EMPLOYER shall request. The EMPLOYEE acknowledges that a remedy at law for any breach by him of the provisions in this Paragraph 10 would be inadequate, and the EMPLOYEE hereby agrees that the EMPLOYER shall be entitled to injunctive relief in case of any such breach.

     11.  Non-Solicitation of Employees.  The EMPLOYEE agrees that prior to a
          -----------------------------
termination of this Agreement, and for a period of thirty-six (36) months after the effective date of a termination of this Agreement, Employee shall not, directly or indirectly, hire, offer to hire, entice, solicit or in any other manner persuade or attempt to persuade any employee of EMPLOYER, or any affiliate of EMPLOYER, to discontinue or alter such employee's employment relationship with EMPLOYER, or any affiliate of EMPLOYER. The EMPLOYEE acknowledges that a remedy at law for any breach by him of the provisions in this Paragraph 11 would be inadequate, and the EMPLOYEE hereby agrees that the EMPLOYER shall be entitled to injunctive relief in case of any such breach.

     12.  Assignment.  The services to be rendered and obligations to be
          ----------
performed by EMPLOYEE hereunder are special and unique, and all such services and obligations and all of EMPLOYEE'S rights hereunder are personal to EMPLOYEE and shall not be assignable by EMPLOYEE and any purported assignment thereof by EMPLOYEE shall not be valid or binding upon the EMPLOYER. However, in the event of EMPLOYEE'S death during the term of this Agreement, EMPLOYEE'S personal representative shall be entitled to the rights as specified in Paragraph 7.D. of this Agreement and shall be obligated to execute any documents and perform any other acts necessary to carry out and give effect to the terms and provisions of this Agreement. EMPLOYER may assign this Agreement and all of its rights hereunder to any person, firm or corporation succeeding to the business of the EMPLOYER, provided said company shall assume (by contract or operation of law) the EMPLOYER'S obligations hereunder. In the event this Agreement is assumed by any person, firm or corporation succeeding to the business of EMPLOYER, then EMPLOYER shall be released and discharged from any and all obligations to EMPLOYEE under this Agreement.

     13.  Arbitration.  In the event of a dispute arising out of or relating to
          -----------
this Agreement, or relating to any claim or cause of action which may arise or be asserted under any federal, state or local statutory, regulatory or common law, including, without limitation, claims of discrimination, breach of contract or tort, such as intentional infliction of emotional distress, then, upon notice by any party to the other party (an "Arbitration Notice") and to American Arbitration Association ("AAA"), 140 West 51st Street, New

York, New York 10020-1203 [telephone (212) 484-3266; fax (212) 307-4387], the controversy or dispute shall be submitted to a sole arbitrator who is independent and impartial, for binding arbitration in Fort Worth, Texas, in accordance with AAA's Commercial Arbitration Rules (the "Rules"). The parties agree that they will faithfully observe this agreement and the Rules and that they will abide by and perform any award rendered by the arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-16 (or by the same principles enunciated by such Act in the event it may not be technically applicable). The award or judgment of the arbitrator shall be final and binding on all parties and enforced by any court having jurisdiction. If any party becomes the subject of a bankruptcy, receivership or other similar proceeding under the laws of the United States of America, any state or commonwealth or any other nation or political subdivision thereof, then, to the extent permitted or not prohibited by applicable law, any factual or substantive legal issues arising in or during the pendency of any such proceeding shall be subject to all of the foregoing mandatory arbitration provisions and shall be resolved in accordance therewith. The agreements contained herein have been given for valuable consideration, are coupled with an interest and are not intended to be executory contracts. The fees and expenses of the arbitrator will be shared equitably and ratably (as determined by the arbitrator) by all parties engaged in the dispute or controversy.

     Promptly after the Arbitration Notice is given, AAA will select five possible arbitrators, to whom AAA will give the identities of the parties and the general nature of the controversy. If any of those arbitrators disqualifies himself or declines to serve, AAA shall continue to designate potential arbitrators until the parties have five to select from. After the panel of five potential arbitrators has been completed, a two page summary of each of the potential arbitrators will be given to each of the parties, and the parties will have a period of 10 days after receiving the summaries in which to attempt to agree upon the arbitrator to conduct the arbitration. If the parties are unable to agree upon an arbitrator, then one of the parties shall notify AAA, and AAA shall select the arbitrator from one of the five. The decision of AAA with respect to the selection of the arbitrator will be final and binding.

     Within 10 days after the selection of the arbitrator, the parties and their council will appear before the arbitrator at a price an time designated by the arbitrator for the purpose of each party making a one hour or less presentation and summary of the case. Thereafter, the arbitrator will set dates and times for additional hearings until the proceeding is concluded. The desire and goal of the parties is, and the arbitrator will be advised that his goal should be, to conduct and conclude the arbitration proceeding as expeditiously as possible. If any party or his council fails to appear at any hearing, the arbitrator shall be entitled to reach a decision based on the evidence which has been presented to him by the parties who did appear.

     14.  Entire Agreement.  This Agreement constitutes the whole agreement
          ----------------
between the parties hereto and there are no terms other than those contained herein. This Agreement supersedes any prior contract or understanding relating to employment of EMPLOYEE by EMPLOYER.

     15.  Amendment.  No variation hereof shall be deemed valid unless in
          ---------
writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto or by a writing signed by the parties hereto.

     16.  Governing Law.  This Agreement shall be construed and enforced in
          -------------
accordance with the laws of the State of Texas.

     17.  Severability.  Each provision of this Agreement is intended to be
          ------------
severable from the others so that if any provision or term hereof is illegal or invalid (Pounds)or any reason whatsoever, such illegality or invalidity shall not affect the validity of the remaining provisions and terms hereof.

     18.  Captions.  Captions used in this Agreement are used for convenience
          --------
only and are not intended to, nor are they to be construed to, have any substantive meaning or control in the construction of this Agreement.

     19.  Notice.  Any notice hereunder to the parties hereto shall be in
          ------
writing and shall be sufficient in all respects if personally delivered or mailed by registered or certified United States mail, postage prepaid, and addressed to such party at the address shown below, or at such other address as such party may, by written notice received by the other party to this Agreement, have designated as the address of such party for such purpose. Any notice required under this Agreement shall be effective on receipt.

          EMPLOYER:      BUFFTON CORPORATION
                         226 Bailey Avenue, Suite 101
                         Fort Worth, Texas 76107

          EMPLOYEE:      JEAN-CLAUDE MATHOT
                         _____________________________
                         _____________________________

     20.  No Third Party Benefits.  Except as otherwise provided by law,
          -----------------------
EMPLOYEE shall not have any power in any manner to alienate, anticipate, charge or encumber any payments contemplated by this Agreement, and all rights and benefits of EMPLOYEE shall be for the sole personal benefit of EMPLOYEE, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against EMPLOYEE.

      EXECUTED as of the day and year first written above.

                              EMPLOYER:

                              BUFFTON CORPORATION


                              By:   /S/ Robert McLean
                                    -------------------------------------

                              Name:  Robert McLean
                                     --------------------------
                              Title: CEO
                                     --------------------------


                              EMPLOYEE


                              /S/Jean-Claude Mathot
                              ---------------------------------
                              JEAN-CLAUDE MATHOT